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                                                                    EXHIBIT 5.1

                          [PIPER & MARBURY LETTERHEAD]



                                 May 11, 1998



Prime Retail, Inc.
100 East Pratt Street
Baltimore, Maryland  21201

Dear Sirs:

     We are acting as Maryland counsel for Prime Retail, Inc., a Maryland corporation (the "Corporation"), in connection with the Corporation's Joint Proxy Statement/ Prospectus/Information Statement (the "Registration Statement"), relating to 42,103,515 shares of Common Stock, $0.01 par value per share (the "Common Shares") and 4,960,993 shares of 8.5% Series B Cumulative Participating Convertible Preferred Stock, par value $.01 per share (the "Series B Shares" and together with the Common Shares, the "Shares") of Sky Merger Corp., a Maryland Corporation (the "Surviving Corporation") to be issued in connection with the combination (the "Combination") of the Corporation, the Surviving Corporation and Horizon Group, Inc. ("Horizon").

     We have examined the Articles of Incorporation and By-laws of the Corporation, and all amendments thereto, and the proposed Articles of Incorporation and By-laws to be filed with the Maryland State Department of Assessments and Taxation (the "SDAT") by the Surviving Corporation and have examined and relied upon the originals, or copies certified to our satisfaction, of such records of meetings of the directors of the Corporation and documents and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

     In examining the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents. We further have assumed that the Articles of Incorporation and By-laws of the Surviving Corporation as finally adopted and filed with the SDAT will conform in all matrial respects to the drafts reviewed by us.

     Based on the foregoing, we are of the opinion that when the Shares have been duly and properly authorized for issuance by appropriate action by the Board of Directors of the Surviving Corporation on a basis consistent with the authorization of the Combination and transactions related thereto provided by (i) the Corporation and (ii) the shareholders of the Corporation, and when the Shares are issued upon consummation of the Combination in accordance with the terms and provisions of the Amended and Restated Agreement and Plan of Merger, dated as of February 1, 1998, by and among the Corporation, Prime Retail, L.P., a Delaware limited partnership, Horizon, the Surviving Corporation, Horizon Group Properties, Inc., a Maryland corporation, Horizon Group Properties, L.P., a Delaware limited partnership and Horizon/Glen Outlet Centers Limited Partnership, a Delaware limited partnership, the Shares will be duly and validly authorized, issued, fully paid and nonassessable.

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Prime Retail, Inc.
May 11, 1998
Page 2



     We hereby consent to the use of our name in the Registration Statement and under the caption "Legal Matters" in the related Prospectus/Proxy Statement and consent to the filing of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,

                              /s/ Piper & Marbury L.L.P.